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                                                                  Exhibit (c)(2)

                             STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT (this "Stock Option Agreement"), dated as of October 13, 1999, is by and between Intel Corporation, a Delaware corporation ("Grantee"), and DSP Communications, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

        A. Grantee, CWC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Grantee ("Acquisition"), and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, Acquisition will commence a tender offer (the "Offer") for all the issued and outstanding shares of Issuer's common stock, $.001 par value ("Issuer Common Stock"), and, after accepting for payment the shares tendered in the Offer (the "Tendered Shares"), Acquisition will merge with and into Issuer with Issuer to continue as the surviving corporation as a wholly-owned subsidiary of Grantee (the "Merger").

        B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Stock Option Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer Common Stock, upon the terms and subject to the conditions provided for herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. GRANT OF OPTION. Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase Eight Million (8,000,000) shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of Thirty-Six Dollars ($36.00) per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Initially capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. Issuer represents and warrants to Grantee that the number of Option Shares constitutes less than twenty percent (20%) of the number of outstanding shares of Issuer's Common Stock on the date hereof.

        2.     EXERCISE OF OPTION.

               (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Grantee may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Triggering Event (as defined

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        below). The Option shall terminate and not be exercisable at any time following the Expiration Date (as defined in Section 11). The term "Triggering Event" means the earlier to occur of (i) the time immediately prior to the occurrence of any of the events (or the last of any series of events, as applicable) specified in Section 7.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 7.3(a) and (ii) the date on which Acquisition has accepted for payment the Tendered Shares; provided, however, that clause (ii) of this sentence shall only constitute a Triggering Event if the number of Option Shares plus the number of Tendered Shares will, upon issuance of the Option Shares, equal at least ninety percent (90%) of the issued and outstanding shares of Issuer Common Stock.

               (b) If Grantee wishes to exercise the Option at such time as the Option is exercisable and has not terminated, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying Grantee's intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing"), which date shall not be less than two (2) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If, subsequent to a Triggering Event and prior to the Expiration Date, any Third Party shall have acquired fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), or Issuer shall have entered into a written definitive agreement with any Third Party providing for a Company Acquisition (as defined below), then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a) hereof) to request in writing that Issuer pay, and promptly (but in any event not more than twenty (20) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to: (1) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the New York Stock Exchange on the last trading day prior to the date of the Exercise Notice, and (B) (I) the highest price per share of Issuer Common Stock offered to be paid or paid by any Third Party pursuant to or in connection with such Share Acquisition or Company Acquisition or (II) if such Company Acquisition consists of a purchase and sale of assets, the sum of (a) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition and (b) the amount of cash receivable by Issuer upon the exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, divided by the sum of (x) the number of shares of Issuer Common Stock then outstanding plus (y) the number of shares issuable upon exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, multiplied by (2) the number of Option Shares then covered by the Option. If all or a portion of the price per share of Issuer Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of Issuer, each as contemplated by the immediately preceding sentence, consists of non-cash

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        consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined jointly by the investment bankers of Issuer and the investment bankers of Grantee.

               (c) Notwithstanding anything to the contrary contained herein,
        (1) Grantee's Total Payment (as defined below), if any, which Grantee may derive hereunder shall in no event exceed Fifty-Five Million Dollars ($55,000,000) and Grantee shall pay any excess over such amount to the Issuer and (2) the Option may not be exercised for a number of Shares as would, as of the date of exercise, result in a Notional Total Payment (as defined below), together with the actual Total Payment immediately preceding such exercise, exceeding Fifty-Five Million Dollars ($55,000,000); provided that if any exercise of the Option would result in a Notional Total Payment, together with the actual Total Payment immediately preceding such exercise, exceeding Fifty-Five Million Dollars ($55,000,000), then Grantee, at its election, may either (A) reduce the number of shares of Issuer Common Stock subject to the Option, (B) deliver to Issuer for cancellation shares of Issuer Common Stock previously purchased by Grantee, (C) pay cash to Issuer or (C) take any action representing any combination of the preceding clauses
        (A), (B) and (C), so that Grantee's Notional Total Payment, when aggregated with the actual Total Payment immediately preceding such exercise, does not exceed Fifty-Five Million Dollars ($55,000,000) after taking into account the foregoing actions. As used herein, (1) "Total Payment" shall mean the sum (before taxes) of the following: (i) any Cancellation Amount received by Grantee pursuant to Section 2(b) hereof,
        (ii) (x) the net cash amounts received by Grantee pursuant to the sale, within twelve (12) months following exercise of the Option, of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) the aggregate Option Price for such shares, (iii) any amounts received by Grantee upon transfer of the Option (or any portion thereof) to any unaffiliated party, and (iv) the amount actually received by Grantee pursuant to Section 7.3(a) of the Merger Agreement; and (2) "Notional Total Payment" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Payment determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming further that such shares, together with all other Option Shares held by Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 2, references to Grantee shall be deemed to include references to Acquisition or any other affiliate of Grantee.

               (d) As used herein, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Issuer and its subsidiaries, taken as a whole; (ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding shares of Issuer Common Stock or any securities convertible into or exchangeable for shares of Issuer Common

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        Stock that would constitute fifty percent (50%) or more of the outstanding shares of Issuer Common Stock upon such conversion or exchange, or any combination of the foregoing; (iii) the acquisition by the Issuer of the assets or stock of a Third Party if, as a result of which the outstanding shares of Issuer Common Stock immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Issuer with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Issuer immediately prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

        3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under Section 2 of this Stock Option Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee shall make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment, Issuer shall deliver to Grantee or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.

        4. REGISTRATION AND LISTING OF OPTION SHARES.

               (a) Grantee may, by written notice (a "Registration Notice"), request at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale, transfer or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities"), that Issuer register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other transfer or disposition, of the Registrable Securities by Grantee. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Grantee's rights hereunder shall terminate at such time as Grantee shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. Issuer shall use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business, consent to general service of process or submit to taxation in any jurisdiction by reason of this provision. Without Grantee's prior written consent (which may be withheld in its sole discretion), no



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        other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective as promptly as possible, to obtain all consents or waivers of other persons that are required therefor and to keep such registration statement effective for a period of at least ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety (90) days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests for registration of Options Shares under this Section 4(a). For purposes of determining whether the two (2) requests have been made under this Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.

               (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery of Issuer Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm commitment underwriting, it will, in addition to Issuer's other obligations under this Section 4, allow Grantee the right to participate in such registration so long as Grantee participates in such underwriting on terms reasonably satisfactory to the managing underwriters of such offering; provided, however, that, if the managing underwriter of such offering advises Issuer in writing that in its opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer will, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons other than Issuer and persons to whom Issuer owes a contractual obligation (other than any director, officer or employee of Issuer to the extent any such person is not currently owed such contractual obligation).

               (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of Option Shares to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at


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        the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and shall not forfeit such right to request one registration. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

               (d) In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of the Option or Option Shares participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

               (e) In connection with any registration statement pursuant to this Section 4, Grantee shall cause each Holder to contractually agree to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and to provide representations and warranties customary for selling stockholders who are unaffiliated with the issuer. In addition, Grantee shall, and Grantee shall cause each Holder to contractually agree to, indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification

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        amount contributed by a Holder hereunder exceed the proceeds of the offering received by such Holder.

               (f) Upon the issuance of Option Shares hereunder, Issuer will use all commercially reasonable efforts to promptly list such Option Shares on the New York Stock Exchange or with such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

        5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

               (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Stock Option Agreement.

               (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer and, assuming this Stock Option Agreement has been duly executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

               (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise of the Option, each of which shares, upon issuance pursuant to this Stock Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Grantee, its affiliates or by Applicable Law).

               (d) The execution, delivery and performance of this Stock Option Agreement by Issuer and the consummation by it of the transactions contemplated hereby, except as

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        required by the HSR Act and any material foreign competition authorities
        (if applicable), and, with respect to Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of the Certificate of Incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to materially and adversely affect Grantee's rights hereunder or to have a Material Adverse Effect on Issuer.

        6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

               (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and perform its obligations under this Stock Option Agreement.

               (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Grantee and, assuming this Stock Option Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

               (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with Applicable Law.

        7. COVENANTS OF GRANTEE. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except that Grantee may transfer or dispose of the Option Shares so long as such transaction is in compliance with the Act and any applicable state securities laws. Grantee further agrees to the placement of the following legend on the

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certificates representing the Option Shares (in addition to any legend required under applicable state securities laws) and any legend referring to the provisions of Section 12 hereof:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

        8. HSR COMPLIANCE EFFORTS. Grantee and Issuer shall take, or cause to be taken, all commercially reasonable actions to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and Governmental Entities and the filing by Grantee and Issuer promptly of any required HSR Act notification forms and the documents required to comply with the HSR Act.

        9. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

               (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated; and

               (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or Governmental Entity in the United States shall be in effect that prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Stock Option Agreement.

        10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

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        11. EXPIRATION. The Option shall expire at the earlier of (y) the
Effective Time and (z) upon termination of the Merger Agreement in accordance with its terms unless Grantee has the right, or has the possibility of obtaining the right, to receive a termination fee pursuant to Section 7.3(a) of the Merger Agreement, in which case the Option will not terminate until the later of (A) 5 business days following the time such termination fee becomes unconditionally payable and (B) the expiration of the period in which the Grantee has such right to receive such termination fee (such expiration date is referred to as the "Expiration Date").

        12.    GENERAL PROVISIONS.

               (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

               (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

               (c) Severability. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

               (d) Assignment; Transfer of Stock Option. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided further, that Grantee shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee without Issuer's consent so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

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               (e) Specific Performance. The parties acknowledge and agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

               (f) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

               (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

                    If to Grantee:

                                   Intel Corporation
                                   2200 Mission College Boulevard
                                   Santa Clara, California 95052
                                   Telecopier: (408) 765-1859
                                   Attention: General Counsel

                                   with a copy to:

                                   Gibson, Dunn & Crutcher LLP
                                   One Montgomery Street
                                   Telesis Tower
                                   San Francisco, California 94104
                                   Telecopier: (415) 986-5309
                                   Attention: Kenneth R. Lamb

                    If to Issuer:

                                   DSP Communications, Inc.
                                   20300 Stevens Creek Boulevard
                                   Cupertino, California 95015
                                   Telecopier: (408) 777-2744
                                   Attention: General Counsel

                                   with a copy to:

                                   Skadden, Arps, Slate, Meagher & Flom, LLP
                                   525 University Avenue
                                   Palo Alto, California 94301
                                   Telecopier: (650) 470-4570
                                   Attention: Kenton J. King, Esq.


               (h) Headings. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

               (i) Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               (j)    Governing Law and Venue; Waiver of Jury Trial.

                      (1) THIS STOCK OPTION AGREEMENT SHALL BE DEEMED TO BE MADE
               IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Stock Option Agreement and of the documents referred to in this Stock Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a

               Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(g) or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

                      (2) The parties agree that irreparable damage would occur
               and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Stock Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Stock Option Agreement and to enforce specifically the terms and provisions of this Stock Option Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                      (3) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
               CONTROVERSY WHICH MAY ARISE UNDER THIS STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(j).

               (k) Entire Agreement. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

               (l) Expenses. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.

        IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be duly executed as of the day and year first above written.

                                 INTEL CORPORATION,
                                 a Delaware corporation



                                 By: /s/ ARVIND SODHANI
                                    -------------------------------------------
                                    Name:  Arvind Sodhani
                                    Title: Treasurer




                                 DSP COMMUNICATIONS, INC.,
                                 a Delaware corporation



                                 By: /s/ DAVIDI GILO
                                    -------------------------------------------
                                    Name:  Davidi Gilo
                                    Title: Chairman of the Board


       [SIGNATURE PAGE TO INTEL/DSP COMMUNICATIONS STOCK OPTION AGREEMENT]